Exhibit 99.1

re2, Inc.

2005 STOCK OPTION PLAN

AMENDED AND RESTATED (5-7-07)

1.Purpose and Name of the Plan.  The name of the plan is the re2, Inc. 2005 Stock Option Plan (the “Plan”).  The purpose of the Plan is to attract, retain and reward persons providing services to re2, Inc. (the “Company”) and any successor corporation thereto and to motivate such persons to contribute to the growth and future financial success of the Company.

2.Stock Subject to the Plan.

(a)The total number of shares of the authorized but unissued or treasury shares of the common stock, no par value per share, of the Company (the “Common Stock”) for which options may be granted under the Plan shall not exceed one million (1,000,000) shares, and shall be subject to adjustment as provided in Section 12 hereof.

(b)If an option granted hereunder shall expire or terminate for any reason without having vested fully or having been exercised in full, the unvested and/or unpurchased shares subject thereto shall again be available for subsequent option grants under the Plan.

(c)Stock issuable upon exercise of an option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Plan Administrator.  These restrictions shall include, without limitation, a requirement that the optionee execute any shareholders’ agreement then provided by the Company upon the exercise of such option.

3.Administration of the Plan.

(a)At the discretion of the Company’s Board of Directors, the Plan shall be administered either (i) by the full Board of Directors of the Company or (ii) if the Board of Directors consists of at least three (3) members and the Board of Directors so desires, by a committee (the “Committee”) consisting of two or more members of the Company’s Board of Directors (referred to hereinafter in either case, as the “Plan Administrator”).  The Board of Directors may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused.  The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable.  A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting.  If there is a deadlock in the voting, the Chairman of the Committee shall choose the outcome.

(b)Any action may also be taken without the necessity of a meeting by a written instrument signed by the Plan Administrator.  The decision of the Plan Administrator as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons.  The Plan Administrator shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan.  The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency.  The Plan Administrator shall not be liable for any action or determination made in good faith with respect to the Plan or to any option granted pursuant thereto.

4.Type of Options.  Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and may be designated as either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non‑qualified options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Plan Administrator.  The Plan shall be administered by the Plan Administrator in such manner as to permit options to qualify as incentive stock options under the Code.

5.Eligibility.  Options designated as incentive stock options shall be granted only to employees (including officers and directors who are also employees) of the Company and any of its subsidiaries.  Options designated as non‑qualified options may be granted to directors (whether or not employees), officers, employees, consultants, and advisors of the Company or of any of its subsidiaries.  “Subsidiary” or “subsidiaries” shall be as defined in Section 424 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”).

The Plan Administrator shall, from time to time, at its sole discretion, select from such eligible individuals those to whom options shall be granted and shall determine the number of shares to be subject to each option.

No option designated as an incentive stock option shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an option, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company or a parent or a subsidiary, unless the purchase price for the stock under such option shall be at least 110% of its fair market value at the time such option is granted and the option, by its terms, shall not be exercisable more than five years from the date it is granted.  In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.  In determining the fair market value under this paragraph, the provisions of Section 7 hereof shall apply.

6.Option Agreement.  Each option shall be evidenced by an option agreement (the “Agreement”) duly executed on behalf of the Company and by the optionee to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the Plan.  The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Plan Administrator, provided that options designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code.  The date of grant of an option shall be as determined by the Plan Administrator.  More than one option may be granted to an individual.

7.Option Price.

(a) Incentive Stock Options.  The option price or prices of shares of the Company’s Common Stock for incentive stock options shall be the fair market value of such Common Stock at the time the option is granted as determined by the Plan Administrator in accordance with the Regulations promulgated under Section 422 of the Code, unless the employee to whom the option will be granted owns, immediately prior to the grant of an option, stock representing more than 10% of the voting power or more than 10% of the value of all classes of stock of the Company, in which case, the option price of shares of the Company’s Common Stock for incentive stock options shall be at least 110% of the fair market value of such Common Stock at the time the option is granted, as determined by the Plan Administrator.

(b)Non-qualified Stock Options.  The option price or prices of shares of the Company’s Common Stock for options designated as non‑qualified stock options shall be determined by the Plan Administrator.

8.Manner of Payment; Manner of Exercise.

(a)The entire option price shall be paid at the time the option is exercised (the “Exercise Price”).  The payment of the Exercise Price, unless otherwise determined by the Plan Administrator, shall be paid by delivery of cash or a check payable to the order of the Company in an amount equal to the Exercise Price of such options.  If the Plan Administrator determines that it is appropriate, the Exercise Price may be paid by delivering shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the Exercise Price of the options being exercised.  The fair market value of any shares of the Company’s Common Stock which may be delivered upon exercise of an option shall be determined by the Plan Administrator in accordance with Section 7 hereof.

(b)To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above, and an executed copy of any shareholders’ agreement in effect at the time of exercise.  Upon such exercise, delivery of a certificate for paid‑up non‑assessable shares shall be made at the principal office of the Company to the person or persons exercising the option at such time, during ordinary business hours, after 9:00 a.m. but not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.  Upon issuance of the shares resulting from the exercise of the option, the optionee shall become a shareholder of the Company as to the Shares acquired upon such exercise.

9.Exercise of Options.

(a)Unless determined otherwise by the Board of Directors, each option granted under the Plan shall, subject to Section 10(b) and Section 12 hereof, be exercisable with reference to date of the grant of options (the “Grant Date”) as follows:  prior to the first anniversary date of the Grant Date — zero percent (0%); on the first anniversary date of the Grant Date — twenty-five percent (25%).  Thereafter, additional shares shall vest equally on a monthly basis, in arrears, such that by the fourth anniversary date of the Grant Date all shares shall vest, provided, however, that no option granted under the Plan shall have a term in excess of ten (10) years from the date of grant.  Notwithstanding any other provisions of this section, in the event of (i) the death of the optionee or (ii) a Change of Control (as hereinafter defined) of the Company, each optionee will automatically receive twelve (12) months accelerated vesting under his or her Agreement.

For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred:  (1) the merger or consolidation of the Company with another entity where the Company is not the surviving entity and where after the merger or consolidation (i) its shareholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (ii) its Directors prior to the merger or consolidation are less than a majority of the Board of the surviving entity; (2) the sale, lease, license or other disposition of all or substantially all of the Company’s assets to a third party and subsequent to the transaction (i) the Company’s shareholders hold less than 50% of the stock of said third party and (ii) the Company’s Directors are less than a majority of the Board of said third party; or (3) a transaction or series of related transactions, including a merger of the Company with another entity where the Company is the surviving entity, whereby (i) its shareholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity and (ii) its Board of Directors after the transaction(s) or within sixty (60) days thereof, is comprised of less than a majority of the Directors serving prior to the transaction(s).

To the extent that an option to purchase shares is not exercised by an optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period.  No partial exercise may be made for less than fifty (50) full shares of Common Stock.  Upon the partial exercise of any option, the Company shall issue a new Option Agreement referencing the unexercised portion of the original option.

(b)Notwithstanding the foregoing, the Plan Administrator may in its discretion (i) specifically provide for another time or times of exercise or (ii) accelerate the exercisability of any option subject to such terms and conditions as the Plan Administrator deems necessary and appropriate.

10.Term of Options; Exercisability.

(a)Term.

(1)Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

(2)Except as otherwise provided in this Section 10, an option granted to any employee, consultant, or director optionee who ceases to be of service to the Company or one of its subsidiaries shall terminate ninety (90) days after the date such optionee ceases to be an employee of the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

(3)If such termination of employment or service is because of dismissal for Cause or because the employee, consultant or director is in breach of any employment, consulting or service agreement, such option will terminate on the date the optionee ceases to be an employee of the Company or one of its subsidiaries.  For the purpose of this Plan, the term “Cause” shall mean (A) with respect to an individual who is party to a written agreement with the Company which contains a definition of “cause” or “for cause” or words of similar import for purposes of termination of employment thereunder by the Company, “cause” or “for cause” as defined in such agreement; (B) in all other cases (i) a pattern of gross negligence by the optionee in the performance of the optionee’s duties for the Company or a subsidiary; (ii) willful refusal to follow the directions of the Board of Directors or senior officers; (iii) repeated acts of public intoxication by the optionee; (iv) confirmed habitual use of drugs or other substances whose sale is unlawful; (v) the criminal indictment of the optionee involving conduct which constitutes a felony (whether or not related to the optionee’s employment with or service for the Company or a subsidiary); (vi) an act of the optionee resulting or intending to result directly or indirectly in gain or personal enrichment of the optionee at the Company’s expense (either actual or potential); (vii) any violation of an express direction or any reasonable rule, regulation or policies established by the Company or a subsidiary from time to time regarding the conduct of its business; or (viii) the breach of provisions with respect to protection of confidential information contained in the option documents or in the optionee’s employment, service or consulting agreement with the Company or a subsidiary.

(4)If such termination of employment or service is because the optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate on the first anniversary of the date such optionee ceases to be an employee, or on the date on which the option expires by its terms, whichever occurs first.

(5)In the event of the death of any optionee, any option granted to such optionee shall terminate on the first anniversary of the date of death, or on the date on which the option expires by its terms, whichever occurs first, to the extent such option is vested and unexercised.

(6)Notwithstanding subparagraphs (2), (3), (4) and (5) above, the Plan Administrator shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, notwithstanding for incentive stock options, such extension would cause the option to no longer comply with the qualifications under Section 422 of the Code.

(b)Exercisability.  An option granted to an employee optionee who ceases to be an employee of the Company or one of its subsidiaries, whether by having become permanently disabled, as defined in Section 22(e)(3) of the Code, by death (subject to the provisions of Section 9(a)), or otherwise, shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such optionee ceases to be an employee of the Company or one of its subsidiaries.  Options granted to non-employees shall have such exercisability standards as the Plan Administrator shall determine.

(c)Shareholders’ Agreement.  Upon exercise by the optionee, such optionee shall enter into a shareholders’ agreement by and among the Company and its Shareholders (the “Shareholders’ Agreement”).  The Shareholders’ Agreement shall be on such further terms and conditions as is determined by the Company and its Shareholders.

11.Options Not Transferable.  The right of any optionee to exercise any option granted to him or her shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution or as otherwise required by statute and any such option shall be exercisable during the lifetime of such optionee only by him.  Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, of such option.

12.Recapitalizations, Reorganizations and the Like.

(a)In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split‑up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under the Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

(b)In addition, unless otherwise determined by the Plan Administrator in its sole discretion, in the case of any Change of Control of the Company, (i) the purchaser(s) of the Company’s assets or stock may, in his, her or its discretion, deliver to the optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change of Control, (ii) the purchaser(s) of the Company’s assets or stock, may assume the options, or (iii) the Plan Administrator may cancel all outstanding options in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such Change of Control, less the option price therefor.  If the options are purchased by the purchaser(s) of the Company’s assets or stock, then upon receipt of consideration by the optionee, his or her option shall immediately terminate and be of no further force and effect.  The value of the stock or other securities the optionee would have received if the option had been exercised shall be determined in good faith by the Plan Administrator, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 7 hereof.  The Plan Administrator shall also have the power and right to accelerate the exercisability of any options, notwithstanding any limitations in this Plan or in the Agreement upon such Change of Control.

(c)No fraction of a share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of shares covered by the option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

13.No Special Employment Rights — Leaves of Absence.  Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his or her employment by the Company (or any subsidiary thereof) or interfere in any way with the right of the Company (or any subsidiary thereof), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option.  Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Plan Administrator at the time such leave of absence is authorized.

14.Withholding.  The Company’s obligation to deliver shares upon the exercise of any option granted under the Plan shall be subject to the option holder’s satisfaction of all applicable Federal, state and local income, excise, employment and any other tax withholding requirements.

15.Restrictions on Issue of Shares.

(a)Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

(1) The shares with respect to which such option has been exercised are at the time of the issue of such shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

(2) Counsel for the Company shall have advised the Company, that such shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

(b)It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post‑effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

16.Loans.  The Plan Administrator may, in its discretion, cause the Company to make loans to optionees to permit them to exercise options.  If loans are made, the requirements of all applicable Federal and state laws and regulations regarding such loans must be met and the stock issued pursuant to the exercise of such option shall be pledged to the Company pursuant to a stock pledge agreement as security for the loan until such amounts are repaid.

17.Modification of Outstanding Options.  The Committee may authorize the amendment of any outstanding option with the consent of the optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this Plan.

18.Approval of Shareholders.  This Amended and Restated Plan shall be subject to approval by the vote of shareholders holding at least a majority of the voting stock of the Company present, or represented, and entitled to vote at a duly held shareholders’ meeting, or by written consent of the shareholders as provided for under applicable state law, within twelve (12) months after the adoption of the Plan by the Board of Directors and shall take effect as of the date of adoption by the Board of Directors upon such approval.

19.Termination and Amendment.  Unless sooner terminated as herein provided, the Plan shall terminate ten (10) years from the date upon which the Plan was duly adopted by the Board of Directors of the Company.  The Board of Directors may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in this Section 19, the Board of Directors may not, without the approval of the shareholders of the Company obtained in the manner stated in Section 18, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the Plan, or make any other change in the Plan which requires shareholder approval under applicable law or regulations, including any approval requirement which is a prerequisite for exemptive relief under Section 16 of the 1934 Act.  The Plan Administrator may terminate, amend or modify any outstanding option without the consent of the option holder, provided, however, that, except as provided in Section 12, without the consent of the optionee, the Plan Administrator shall not change the number of shares subject to an option, nor the exercise price thereof, nor extend the term of such option.

20.Reservation of Stock.  The Company shall at all times during the term of the Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

21.Limitation of Rights in the Option Shares.  An optionee shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the options except to the extent that the option shall have been exercised with respect thereto.

22.Notices.  Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention:  President, and, if to an optionee, to the address as appearing on the records of the Company.

Approved by the Board: May 7, 2007

Approved by Shareholders: May 7, 2007

re2, inc.

4925 Harrison Street

Pittsburgh, PA  15201

[Date]

Dear [Name]:

re2, inc. (the "Company") is pleased to offer you non-statutory stock option (the "Option") to purchase [NSO Options] shares of the Company's Common Stock (the "Shares") under the re2, inc. Amended and Restated Stock Option Plan of 2005 Amended and Restated (5-7-07) (the "Plan") a copy of which has been provided to you.

BACKGROUND

The Company is a Pennsylvania corporation formed in 2001, that provides consulting and development of robotic software and products.

This letter sets forth the principal terms of the Option, the procedure for accepting this offer, and certain other information you will need to decide whether to accept this offer.

PRINCIPAL TERMS OF THE OPTION

The Option exercise price is [Option Price] per share.  [The Board of Directors believes that this price is less than the Fair Market Value of the Company's Common Stock on [Date] determined in accordance with the Plan.]  Recently, the Board of Directors determined that the Fair Market Value was [Current Price] per share.

Except as noted below, the Option, may be exercised only by you and expires ten (10) years after the date of grant. The Option vests over a period of four (4) years from the date of the grant, in accordance with the Non-Statutory Stock Option Agreement, a copy of which has been provided to you.  In the case of your death or a change of control (as defined in the Plan), the portion of the option that would have vested in the 12 months following such event shall be deemed to have vested immediately prior to such event.

In case of your permanent disability or death, you or your estate or heirs will have a period of one (1) year to exercise the Option as to Shares vested at the time of your death (as indicated above including the following year) or termination for disability, as the case may be, subject to the overall ten (10) year exercise period set forth in the Plan.   Thereafter, the Option expires as to all the Shares not purchased.

If you cease to be an employee of the Company based on a termination without cause or your voluntary termination (without breach of your obligations in the Employment Agreement) the Option may be exercised only during the ninety (90) day period following such event (subject to the overall ten (10) year exercise period set forth in the Plan) and only as to those

Shares which have vested as of the time of termination.  Thereafter, the Option expires as to all Shares not previously purchased.

If you cease to be an employee of the Company due to a termination for cause or your breach of any of your obligations under the Employment Agreement, the Option expires as to all Shares not previously purchased.

HOW TO ACCEPT THE OFFER

To accept this offer, you must return a signed copy of the Non-Statutory Stock Option Agreement.  No money is needed to accept the offer, and there shall be no federal income tax consequences to you upon such acceptance.  Your execution of the Non-Statutory Stock Option Agreement includes your agreement to be bound by the Company's standard policies regarding confidentiality, inventions and restrictive covenants as outlined in the Employment Agreement.  Retain a copy of the Non-Statutory Stock Option Agreement for your records. Please note that the Company will rely upon your representations and warranties in the Non-Statutory Stock Option Agreement.

HOW TO EXERCISE THE OPTION

Once vested, you may exercise the Option at any time for fifty (50) shares or more.  To exercise the Option, complete and sign a copy of the Option Exercise Form (the "Form"), which is available upon request.  Return the Form along with cash or a personal, certified or cashier's check in an amount equal to the Option exercise price times the number of Shares you are purchasing to the Secretary of the Company at the principal office of the Company.  Retain a copy of the Form for your records. Please note that the Company will rely upon your representations and warranties in the Form.

Following the delivery of a signed copy of the Form and payment for the Shares, the Company will issue to you a stock certificate for the Shares purchased by you.

INFORMATION YOU NEED BEFORE EXERCISING THE OPTION

In order to make an informed decision as to whether and when to exercise the Option, you should first consider the following information and carefully review the Plan and the Agreement.  You should also consult with your own legal and tax advisors.

The Company

As you know, the Company is engaged in the business of providing consulting and development of robotic software and products.  Before you exercise the Option, you should inquire about the Company's financial results and position and the status of its business development.

Nature of an Investment in the Shares

The Company is a privately held, service and product oriented business in the early stages of its development and any investment in the Company must be considered high risk.

With a high risk investment you could lose some or all of your investment. The Company anticipates reinvesting some portion of its profits in the growth of the Company.

There is not currently a public market for the Company's Common Stock and the Company does not anticipate growth that might allow the Company to offer its Shares to the public.   Thus, the Shares would most likely be illiquid (that is, not readily convertible to cash) for an indefinite period of time, other than the limited right to resell the stock to the Company. Additionally, the restrictions discussed below severely limit your ability to sell the Shares.

An investment in the Company should be considered a high risk, long-term investment, and you should make your decisions as to whether to exercise the Option with this understanding.

Securities Laws Restrictions on the Sale of the Shares

The Shares will be delivered by the Company to you in reliance upon exemptions from the registration requirements of federal and any applicable state securities laws. Consequently, the Shares may not be resold or otherwise transferred by you unless they are registered or the resale is exempt from such registration.  The Company will not be obligated to register the Shares and, therefore, you may have to sell your Shares in a transaction that meets the requirements for an exemption from registration, such as a private sale of the Shares.

Restrictions on the Shares Imposed by the Agreement

The Agreement imposes an additional restriction on your ability to dispose of the Shares.  You may not transfer the Shares (other than to the Company, as defined in the Plan) prior to an IPO, or change of control.

If you leave your employment with the Company the Company will have a right to repurchase your Shares at a purchase price that is equal to the fair market value for the Stock.  Upon death, the Company retains the right to repurchase the Shares.

The following discussion of federal income tax consequences is not to be construed as legal or tax advice. This summary of tax consequences is based on current federal income tax law, which may be altered by statutory, administrative or judicial changes. In particular, you should consider the effects of any pending federal tax legislation and the effects of state, local or foreign taxes (which may differ substantially from the federal income tax consequences).

Federal Income Tax Consequences - Purchase of the Shares

Generally, you will realize taxable income when you purchase the Shares upon exercise of the Option. You will realize ordinary income upon the exercise equal to the excess of fair market value of the Shares on the date of purchase over the purchase price of the Shares (the "Spread").

Generally, your tax basis in the Shares will be equal to your purchase price of the Shares plus the Spread. Your holding period for the Shares will begin at the time you purchase the Shares by exercise of the Option.

Federal Income Tax Consequences - Sale of the Shares

If you have held the Shares for more than one year after the date of purchase, when you sell the Shares you will realize a long-term capital gain or loss measured by the difference between the selling price of the Shares and your tax basis in the Shares.

If you sell or otherwise dispose of your Shares prior to one year after the date of purchase, you will realize a short-term capital gain or loss measured by the difference between the selling price of the Shares and your tax basis in the Shares.

S Corporation Taxation

The Company is currently taxed as an S corporation for both federal and state tax purposes. If you become a shareholder by exercise of the Option while the Company remains an S corporation, items of the Company’s income or loss will be passed through to you on a pro rata basis based on your relative shareholdings for the portion of the year you own the shares.  If income is passed through to you, it will increase your tax basis.  Losses and distributions will decrease your tax basis.  In that manner, you could be subject to tax on a portion of the Company’s income, even though you have not received any distribution from the Company.  Prior to your exercise of the Option, you should inquire about the Company’s S corporation status.

State and Local Income Tax Consequences

In general terms the state income tax consequence associated with non-statutory stock options tend to follow the federal consequences.  However, you should consult your own tax advisor for further information on both the state and local income tax consequences associated with non-statutory stock options.

Please contact me if you would like any additional information or if you have questions about the information presented.

Congratulations!

Sincerely,

Jorgen Pedersen, CEO

RE2, Inc.

The security represented by this agreement has been acquired for investment and not with a view to, or in connection with, the sale or disposition thereof.  No such sale or disposition may be effected without an effective registration statement related thereto or an opinion of counsel satisfactory to the company that such registration is not required under the securities act of 1933.

re2, Inc.

INCENTIVE STOCK OPTION AGREEMENT

UNDER re2, INC.’s 2005 STOCK OPTION PLAN

This Agreement is entered into this _____ day of ___________, 2012 (the “Grant Date”) by and between re2, Inc., a Pennsylvania corporation with a principal place of business at 4925 Harrison St., Pittsburgh, PA  15201 (the “Company” ), and the undersigned Optionee of the Company (or one of its subsidiaries) (the Company and its subsidiaries herein together referred to as the “Company”) (the “Optionee”).

WHEREAS, the Company desires to grant the Optionee an incentive stock option under the Company’s 2005 STOCK OPTION PLAN AMENDED AND RESTATED (5-7-07) (the “Plan”) to acquire shares of the Company’s common stock, no par value per share (the “Shares”) ; and

WHEREAS, Section 6 of the Plan provides that each option is to be evidenced by an option agreement, setting forth the terms and conditions of the option.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee hereby agree as follows:

1.Grant of Option.  The Company hereby grants under the Plan and subject to the terms and conditions of the Plan to the Optionee an incentive stock option (the “Option”) to purchase all or any part of an aggregate of ______ Shares on the terms and conditions set forth hereinafter.  The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.Purchase Price.  The purchase price (“Purchase Price”) for the Shares covered by the Option shall be $2.00 per Share.

3.Time of Exercise of Option.

(a)The Option shall not be exercisable prior to the first anniversary of _____, 2012 the Grant Date.  Subject to the provisions of Section 3(b) below, thereafter, the Option shall vest for 25% of the Shares on the first anniversary of the Grant Date, with the remaining Shares vesting in thirty-six (36) equal monthly installments thereafter, such that the Option shall vest for 100% of the Shares on the fourth anniversary of the Grant Date.

(b)Notwithstanding the foregoing, upon Optionee’s death or in connection with a Change of Control (as defined in Section 9 of the Plan), that portion of the Option that would have otherwise vested in the 12 months following such event shall be deemed to have vested

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immediately prior to such event.  In the case of a Change of Control, the remaining Shares subject to the Option may continue to vest without interruption in the same installments as prior to such Change of Control until 100% of the Shares are fully vested.

4.Term of Options; Exercisability.

(a)Term.

(1)Each Option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

(2)Except as otherwise provided in this Section 4, if the Optionee ceases to be an employee of the Company, no further installments of this Option shall become exercisable and the Option granted to the Optionee hereunder shall terminate ninety (90) days following the day the Optionee ceases to be an employee of the Company, or on the date on which the Option expires by its terms, whichever occurs first.

(3)If such termination of employment is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such Option shall terminate on the first anniversary month the date the Optionee ceases to be an employee, or on the date on which the Option expires by its terms, whichever occurs first.

(4)If such termination of employment is because of dismissal for Cause (as defined in the Plan), or because the Optionee is in breach of any employment agreement with the Company, in each case as determined by the Board of Directors of the Company, such Option shall terminate on the day the Optionee ceases to be an employee of the Company, or on the date on which the Option expires by its terms, whichever occurs first.

(5)Notwithstanding anything herein to the contrary, if such termination of employment is because of the Optionee’s death, such Option shall terminate on the first anniversary of the date of Optionee’s death, or on the date on which the Option expires by its terms, whichever comes first.

(b)Exercisability.

(1)If the Optionee ceases to be an employee of the Company for any reason other than death, the Option granted to the Optionee hereunder shall be exercisable only to the extent that the right to purchase Shares under such Option has accrued and is in effect on the date such Optionee ceases to be an employee of the Company.

(2)No partial exercise may be made for less than fifty (50) full Shares.

5.Manner of Exercise of Option.

(a)To the extent that the right to exercise the Option has accrued and is in effect, the Option may be exercised in full or in part by giving written notice to the Company stating the number of Shares exercised and accompanied by payment in full for such Shares.  Payment shall be wholly in cash or by check payable to the order of the Company.  Upon such exercise,

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delivery of a certificate for paid‑up, non‑assessable Shares shall be made at the principal office of the Company to the person exercising the Option, not more than thirty (30) days from the date of receipt of the notice by the Company.

(b)The Company shall at all times during the term of the Option reserve and keep available such number of Shares of its common stock as will be sufficient to satisfy the requirements of the Option.  The Optionee shall not have any of the rights of a shareholder of the Company in respect of the Shares until one or more certificates for such Shares shall be delivered to him or her upon the due exercise of the Option.

6.Right of Repurchase.  The Optionee agrees that dismissal for Cause (as defined in the Plan), or Optionee’s material breach of any employment agreement with the Company, in each case as determined by the Board of Directors of the Company in its sole discretion, will trigger a right, exercisable by the Company on the tenth calendar day after written notice is provided to the Optionee at the address set forth below the Optionee’s signature on this Agreement, to repurchase any shares of Common Stock acquired by the Optionee upon exercise of any portion of this Option, at a purchase price per share equal to the lower of the price paid by the Optionee for such Common Stock or the fair market value of such Common Stock, as determined pursuant to the Plan (hereinafter, the “Right of Repurchase”).  The notice of exercise by the Company of the Right of Repurchase shall indicate the repurchase price per share and the number of shares or other securities to be repurchased by the Company.  The Optionee shall sell such shares or other securities to the Company by delivering one or more certificates representing such shares or other securities (with the properly executed instrument of transfer) to the President or Chief Executive Officer of the Company on the tenth calendar day after receipt of the written notice of exercise of the Right of Repurchase.  At the closing of the repurchase, which shall take place at the principal offices of the Company, the Company will pay the aggregate repurchase price in total or through the issuance of a promissory note payable in 24 monthly installments and bearing interest at the then applicable lowest applicable federal rate published by the Internal Revenue Service for obligations of such duration, or a combination thereof.  The Optionee shall provide written notice to the President or Chief Executive Officer and the Secretary of the Company if the Optionee’s residence address changes after the date of this Agreement.  In the absence of written notice from the Optionee to the contrary, notice sent to the Optionee at the address set forth below shall constitute effective notice and delivery.

7.Non‑Transferability.  The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee, and the Option may be exercised during the lifetime of the Optionee only by him or her.  The Option shall be null and void and without effect upon the bankruptcy of the Optionee or upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

8.Adjustments on Changes in Recapitalization, Reorganization and the Like. Adjustments on changes in recapitalization, reorganization and the like shall be made in accordance with Section 12 of the Plan, as in effect on the date of this Agreement.

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9.No Special Employment Rights.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Optionee for the period within which this Option may be exercised, nor shall the Plan or this Agreement create any duty of the Company or any of its affiliates or other shareholders to the Optionee, comparable to the duties which partners or joint venturers may owe to each other.  However, during the period of the Optionee's employment, the Optionee shall render diligently and faithfully the services which are assigned to the Optionee from time to time by the Board of Directors or by the executive officers of the Company.  The Optionee shall at no time take any action which directly or indirectly would be inconsistent with the best interests of the Company.

10.Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any Shares which may be purchased by exercise of this Option until exercise of the Option or until exercise.  Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such exercise.

11.Withholding Taxes.  Whenever Shares are to be issued upon exercise of this Option, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares.  The Company shall have the right to withhold (or to cause one of the Company's subsidiaries to withhold) from compensation otherwise payable to the Optionee, an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the issuance of such Shares and the delivery of any certificate or certificates of such Shares.

12.Qualification under Section 422.  It is understood and intended that the Option granted hereunder shall qualify as an “incentive stock option” as defined in Section 422 of the Code.  Accordingly, the Optionee understands that in order to obtain the benefits of an incentive stock option under Section 421 of the Code, no sale or other disposition may be made of any Shares acquired upon exercise of the Option within the one‑year period beginning on the day after the day of the transfer of such Shares to him or her, nor within the two‑year period beginning on the day after the grant of the Option.  If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such Shares within said periods, he or she will notify the Company within thirty (30) days after such disposition.

13.Execution of Shareholders’ Agreement.  The Optionee acknowledges that the Option and the Shares issuable upon exercise thereof are subject to certain transfer restrictions and other restrictions as more fully set forth in that certain Shareholders' Agreement by and among the Company and its shareholders, as amended or restated from time to time (“Shareholders’ Agreement”).  The Optionee hereby agrees that it shall be a condition to the exercise of the Option that the Optionee execute a counterpart signature page to the Shareholders’ Agreement, evidencing such Optionee’s agreement to be bound  by its terms as a “Shareholder” thereunder.

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14.Amendment and Waiver.  This Agreement may be amended, modified or supplemented, and waivers and consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by the parties to this Agreement.

15.Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts or choice of laws principals thereof.

16.Notice.  Any notices or other communications required to be given hereunder shall be given by hand delivery or by first class mail with all fees prepaid and addressed, if to the Company, to it at 4925 Harrison St., Pittsburgh, PA  15201, Attn: President, and if to Optionee, to the name and address set forth in the signature page hereto, or such other address as either party may specify in writing from time to time.

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IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the date first above written.

OPTIONEE		re2, Inc.

Name:	By:

Sign:	Title: President & CEO

Address:

SSN.:

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